For Immediate Release
June 6, 2011

Iveda Solutions Receives Purchase Order for Public Safety Projects in Mexico

Mesa, AZ (June 6, 2011) – Iveda Solutions (OTCBB:IVDA) announced today receipt of a purchase order from its partner INSYS for Public Safe City projects in Mexico. The initial phase of the project is estimated to generate over $1 million in revenue for Iveda Solutions during the second and third quarters.

INSYS won the contract with the State Government of Chiapas and the State Government of Tabasco consisting of citywide deployment of video surveillance systems to support public safety initiatives in several main cities and metropolitan areas throughout the two states.

INSYS has chosen Iveda Solutions as a partner because of the company’s expertise in open-source, cloud-based video surveillance products and services.

As part of a national effort to enhance public safety, municipal governments in Mexico are establishing initiatives to integrate citywide public notice systems with video surveillance technology.  These initiatives are collaborations between different city departments, including Public Works, Traffic and Roads, and Public Safety.

The initiatives require open platform standards that increase flexibility, scalability, and future-proofing.

According to INSYS, the city governments will begin with at least 200 urban locations for the installation of public structures designed for placing public notices and advertisement.  Leveraging the soon to be available structure with ready electrical power and connectivity sources onsite or within range, they will be designed to integrate video surveillance cameras at each of these sites for public safety functions.

The governments want to use this technology to increase the efficiency and responsiveness of the police and increase public safety.

“Iveda Solutions came highly recommended to us by a federal government agency here in Mexico, already utilizing their services. I know that the agency did a thorough due diligence not only on the company but its technology,” said Julio Cesar Ovalle, president of INSYS.

“MEGAsys, Iveda Solutions’ subsidiary in Taiwan, is well versed in safe city deployments in Asia, further corroborating their strengths and capabilities. I am confident that Iveda Solutions will provide the best cloud-based technology and video hosting services for the cities involved in this project,” added Ovalle.

For this deployment, Iveda Solutions will partner with INSYS in video surveillance and wireless design, data center infrastructure buildout, and project management.

At the end of the day, Iveda Solutions and INSYS will host and centralize video management, remote access, and storage. This will alleviate the cities’ burden of maintaining costly infrastructure.

Centrally hosted and managed video throughout the cities is designed to allow law enforcement and other first responders multiple simultaneous access for real-time, coordinated assessment of ongoing events.

This will provide officers with enhanced response capabilities through real-time access to video throughout the city.

 “Our company is honored to be a part of a public safety initiative of this magnitude, working side by side with a leading international technology provider,” said David Ly, president and CEO of Iveda Solutions.

“This is further validation of our enterprise-class, cloud-based video surveillance solutions,” added Ly.

About Iveda Solutions
Iveda Solutions, Inc. - (OTCBB:IVDA), is the premier online surveillance technology innovator and Managed Video Services provider. Based in Mesa, AZ and incorporated in 2005, the company develops and markets enterprise class video hosting and real-time remote surveillance services. Iveda Solutions has a SAFETY Act Designation by the Department of Homeland Security as a Qualified Anti-Terrorism Technology provider. For more information call 800-385-8618 or visit www.ivedasolutions.com.

About INSYS

Based in Mexico City, INSYS specializes in providing integrated security technology solutions and enterprise-class IT solutions to all types of organizations throughout Latin America. INSYS is a 17-year old company providing systems integration in managed security, including access control, identity management, content protection, and video surveillance and analytics. For more information go to www.insys-corp.com.mx.

This news release contains forward-looking statements, such as the amount of expected revenues to be derived by Iveda Solutions from this relationship, the extent and benefits of the deployment and other matters. Actual results could vary materially from those expected due to a variety of risk factors. The Company’s business is subject to significant risks and uncertainties discussed more thoroughly in Iveda Solutions’ SEC filings, including but not limited to, its report on Form 10-K for the year ended December 31, 2010 and its subsequently filed quarterly reports on Form 10-Q. All forward-looking statements made herein are qualified by such risk factors and readers are advised to read such factors carefully. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Luz A. Berg
Chief Operating Officer  & CMO
Iveda Solutions
Phone: 480 307-8700
Fax: 480 248-3237
www.ivedasolutions.com
lberg@ivedasolutions.com